April 25, 2022

RiverSource Life Insurance Company

829 Ameriprise Financial Center

Minneapolis, MN 55474

Re:	RiverSource Life Insurance Company (the “Company”)
Pre-Effective Amendment No.1 on Form S-3
File No. 333-263038

Ladies and Gentlemen:

I am familiar with the above-referenced Registration Statement on Form S-3 filed by RiverSource Life Insurance Company (the “Company”) with the Securities and Exchange Commission in connection with RiverSource Guarantee Period Account Interests offered in connection with the RiverSource® Guarantee Term Annuity Contract.

I have made such examination of law and examined such documents and records as in my judgment are necessary and appropriate to enable me to give the following opinion:

1. The Company is duly incorporated, validly existing and in good standing under applicable state law and is duly licensed or qualified to do business in each jurisdiction where it transacts business. The Company has all corporate powers required to carry on its business and to issue the Guarantee Period Account Interests.

2. The Guarantee Period Account Interests issued by the Company, when offered and sold in accordance with the prospectuses contained in the Registration Statement and in compliance with applicable law, will be legally issued and represent binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Nicole D. Wood
Nicole D. Wood
Assistant General Counsel and Assistant Secretary